UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2007

TITAN MACHINERY INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33866	45-0357838
(Commission File Number)	(IRS Employer
Identification No.)

4876 Rocking Horse Circle, Fargo, ND 58106-6049
(Address of Principal Executive Offices) (Zip Code)

(701) 356-0130
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                                                                     Unregistered Sales of Equity Securities

On December 11, 2007, immediately prior to the closing of its initial public offering (the “IPO”), Titan Machinery Inc. (the “Company”) issued 805,696 shares of its common stock pursuant to a Recapitalization Agreement, dated August 16, 2007 whereby the Company agreed to issue the shares to holders of the Company’s subordinated convertible debentures in the aggregate principal amount of $3,350,000 issued in April 2003, in exchange for the retirement of such debentures.  A holder elected to exchange its debentures on November 26, 2007 for 836,285 shares in accordance with the Recapitalization Agreement.

On December 11, 2007, immediately prior to the closing of its IPO, the Company issued an aggregate of 907,605 shares of its common stock to CNH Capital America LLC (“CNH”), consisting of 666,667 shares issued in full satisfaction of a $3,000,000 subordinated convertible note issued by the Company in favor of CNH with a conversion rate of $4.50 per share and 240,938 shares issued upon the exercise for cash of warrants held by CNH at $4.50 per share, for which the Company received cash in the amount of $1,084,221.  CNH sold all of these shares in the IPO.

On December 11, 2007, the Company issued an aggregate of 235,294 shares of its common stock as consideration for the acquisition of Reiten & Young International, Inc. to the former shareholders of that entity.

The Company believes each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and Regulation D promulgated thereunder, based on the limited number of offerees in any such offering, representations and warranties made by such offerees in the particular transactions, or the identity of such offerees as either accredited investors or an executive officer or director of the Company.

Following the issuance of these shares and the completion of the Company’s initial public offering, there are approximately 13.36 million shares of the Company’s common stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN MACHINERY INC.

Date: December 14, 2007	By	/s/ Mark Kalvoda
Mark Kalvoda
Chief Accounting Officer